As filed with the Securities and Exchange Commission on January 31, 2018

Registration No. 333-212280

Registration No. 333-209611

Registration No. 333-196684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212280

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-209611

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196684

UNDER

THE SECURITIES ACT OF 1933

TIME INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2187059
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

225 Liberty Street

New York, NY 10281

(Address of principal executive office and Zip Code)

TIME INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

TIME INC. INDUCEMENT AWARD PLAN

TIME INC. 2014 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Joseph H. Ceryanec

President

225 Liberty Street

New York, New York 10281

(212) 522-1212

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Time Inc., a Delaware corporation (the “Registrant”), deregister any and all of the Registrant’s common stock par value $0.01 per share (the “Common Stock”), remaining unsold and any other securities issuable by the Registrant under the following Registration Statements on Form S-8 (each a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-212280), pertaining to the registration of 10,500,000 shares of Common Stock under the Time Inc. 2016 Omnibus Incentive Compensation Plan, which was filed with the Commission on June 28, 2016.

•	Registration Statement on Form S-8 (No. 333-209611), pertaining to the registration of 3,000,000 shares of Common Stock under the Time Inc. Inducement Award Plan, which was filed with the Commission on February 19, 2016.

•	Registration Statement on Form S-8 (No. 333-196684), pertaining to the registration of 12,500,000 shares of Common Stock under the Time Inc. 2014 Omnibus Incentive Compensation Plan, which was filed with the Commission on June 11, 2014.

Effective January 31, 2018, pursuant to an Agreement and Plan of Merger by and among the Registrant, Meredith Corporation, an Iowa corporation (“Meredith”), and Gotham Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Meredith (“Gotham Merger Sub”), dated as of November 26, 2017 (the “Merger Agreement”), Gotham Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Meredith.

The Merger became effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware on January 31, 2018. As a result of the consummation of the Merger, the Registrant is terminating the Registration Statements and deregistering the remaining Common Stock registered but unsold under the Registration Statements. In accordance with undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any securities registered under the Registration Statements that remain unsold at the termination of such offerings, the Registrant hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the effective time of the Merger.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 31, 2018. No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.

Time Inc.

/s/ Joseph H. Ceryanec
By: Joseph H. Ceryanec
Title: President